Exhibit 10.06

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (“Agreement”) is made by and between Richard S. Hill (“Executive”) and Symantec Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) and is effective as of the date it is signed by the Parties (the “Effective Date”).
RECITALS
WHEREAS, Executive intends to resign from his employment with the Company following the closing (the “Closing”) of the transactions contemplated by the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated August 8, 2019 between the Company and Broadcom, Inc. (the “Transaction”), at such time as determined by the Board of Directors of the Company (provided such date of resignation shall not be later than December 31, 2019) (the “Resignation Date”); and
WHEREAS, Executive and Company both wish to ensure an orderly transition of Executive’s duties and responsibilities throughout the Transition Period;
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
COVENANTS
1.Executive’s Resignation. Executive will resign from his employment with the Company as of the Resignation Date. Executive agrees to execute any documentation deemed reasonably necessary by the Company to confirm Executive’s resignation from employment.
2.    Transition Services. Beginning on the Effective Date of this Agreement and through the Resignation Date (the “Transition Period”), Executive agrees to provide the following transition services (the “Transition Services”): (1) continue to serve as the Company’s Chief Executive Officer until the Closing and (2) provide reasonable transition services to the Company, or such other services as the Company may request, including, but not limited to, the transitioning of Executive’s responsibilities and assistance in the hiring of a new chief executive officer of the Company. Executive’s employment during the period Executive provides the Transition Services shall continue to be “at-will,” meaning the Company and Executive are both free to terminate Executive’s employment with or without cause or notice. During the period Executive provides the Transition Services, Executive shall continue to receive his base salary and special monthly stipend at the same rate and frequency that he was receiving his salary immediately prior to the commencement of the Transition Period, and shall continue to be eligible to participate in then-available Company benefit programs at the same level as he would have been eligible to participate in such programs as of immediately prior to the Transition Period, subject to the terms and conditions, including eligibility requirements, of such programs. Executive will remain on the Board of Directors of the Company until the next meeting of shareholders of the Company, and shall remain on the Board thereafter if nominated to the Board and elected by shareholders.
3.    Accrued Compensation. In connection with any termination of employment, the Company shall pay Executive’s earned but unpaid base salary and special monthly stipend, as set forth in his executive employment agreement with the Company, dated May 24, 2019 (the “Employment Agreement”) and unreimbursed documented business expenses incurred by Executive through the date of termination of Executive’s employment (collectively “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under the Company’s Section 401(k) plan maintained by the Company, in accordance with the terms of such plans (“Accrued Benefits”). Any Accrued Compensation and Expenses to which Executive is entitled shall be paid to Executive in cash as soon as administratively practicable after the termination of employment.
4.    Consideration. In consideration of the Transition Services, and in connection with and in exchange for the Parties’ promises herein:
(a)    FY20 Executive Annual Incentive Plan. The Executive’s participation in the FY20 Executive Annual Incentive Plan (the “FY20 EAIP”) will be terminated and Executive will receive a cash amount equal to (x) the number of days from and including April 14, 2019 through and including December 31, 2019 (or if later, the date of Executive’s termination of employment), divided by (y) 365, times (z) $1,500,000, in full satisfaction of Executive’s FY20 EAIP and target bonus opportunity within thirty (30) days following termination of employment; provided that (i) Executive remains employed through the end of the Transition Period or (ii) Executive’s employment is terminated by the Company other than for Cause or upon Executive’s death or disability prior to the end of the Transition Period; and provided further that Executive has executed and not revoked the Release prior to the Release Deadline (as set forth in Section 6 below).
(b)    RSU Vesting and Settlement. Executive will continue to vest in Executive’s restricted stock unit awards granted on May 24, 2019 (“RSUs”), in accordance with the terms of such RSUs through the end of the Transition Period and during the period that Executive remains on the Board, provided Executive continues to provide the Transition Services or remains on the Board as of the applicable vesting date set forth in such RSUs. Notwithstanding the foregoing, the vesting of the outstanding unvested RSUs will vest and be settled in full with respect to 100% of such RSUs if Executive’s employment is terminated by the Company other than for Cause and Executive is requested to resign from the Board or is not nominated or elected as a Board member at the Company’s Annual Meeting. Any

RSUs that are unvested upon any termination of employment or Board service not described in the preceding sentence will be forfeited except as set forth above.
The RSUs shall be adjusted to take account of extraordinary dividends or other payments to stockholders, if any, as a result of the Asset Purchase Agreement consistent with section 2.2 of the Symantec Corporation 2013 Equity Incentive Plan (the “Equity Plan”) and the treatment of other holders of restricted stock units under the Equity Plan or any other equity plan.
(c)    Stock Option Vesting and Exercisability. Any vested portion of the stock option granted to Executive on May 24, 2019 (“Option”) shall be exercisable through and including May 24, 2022 (without regard to whether Executive’s service as an executive or director terminates prior to such time). After such date, any unexercised portion of the Option shall terminate. The Option shall vest and become exercisable as follows:
(i)    The Option shall vest and become exercisable with respect to 650,000 shares of common stock subject to the Option upon the earliest to occur of a Closing or a Change in Control (as defined in the Symantec Corporation Executive Retention Plan) if (i) Executive is employed through the end of the Transition Period or (ii) Executive’s employment is terminated by the Company other than for Cause or upon Executive’s death or disability prior to or at the end of the Transition Period; provided Executive has executed and not revoked the Release prior to the Release Deadline (as set forth in Section 6 below).
(ii)    Up to 975,000 additional shares of common stock subject to the Option shall vest and become exercisable if (i) Executive is employed through the end of the Transition Period or (ii) Executive’s employment is terminated by the Company other than for Cause or upon Executive’s death or disability prior to or at the end of the Transition Period; provided Executive has executed and not revoked the Release prior to the Release Deadline (as set forth in Section 6 below) only as follows:
(A)    With respect to 487,500 shares of common stock subject to the Option (i) 50% based on the highest Average Closing Price during the period August 20, 2019 and December 31, 2020 and (ii) 50% based on the highest Average Closing Price during the period July 1, 2020 through December 31, 2020, if in the applicable case, such highest Average Closing Price is at or above share. For purposes of this Section 4, Average Closing Price shall mean the average reported closing price of the Company’s common stock for any period of twenty consecutive trading days within the relevant measurement period.
(B)    With respect to an additional 162,500 shares of common stock subject to the Option (i) 50% based on the highest Average Closing Price during the period August 20, 2019 and December 31, 2020 and (ii) 50% based on the highest Average Closing Price during the period July 1, 2020 through December 31, 2020, if in the applicable case, such highest Average Closing Price is at or above share.

(C)    With respect to an additional 162,500 shares of common stock subject to the Option (i) 50% based on the highest Average Closing Price during the period August 20, 2019 and December 31, 2020 and (ii) 50% based on the highest Average Closing Price during the period July 1, 2020 through December 31, 2020, if in the applicable case, such highest Average Closing Price is at or above share.
(D)    With respect to an additional 162,500 shares of common stock subject to the Option (i) 50% based on the highest Average Closing Price between August 20, 2019 and December 31, 2020 and (ii) 50% based on the highest Average Closing Price during the period July 1, 2020 through December 31, 2020, if in the applicable case, such highest Average Closing Price is at or above share.
(E)    Linear interpolation of the shares of common stock subject to the Option that are eligible to vest and become exercisable will apply between the trading prices set forth in (A) through (C) above (but linear interpolation will not apply between prices set forth in (C) through (D)).
(F)    Upon a Change in Control (as defined in the Symantec Corporation Executive Retention Plan), the number of shares of common stock subject to the Option that may be earned pursuant to clause (c)(ii) will be based on the greater of (x) the number of shares determined by attainment of the stock price goals set forth in subsections (A) through (E) above, but based only on the price per share payable to stockholders in connection with the Change in Control rather than on the Average Closing Price in subsections (i) or (ii) of subsections (A) through (D), as the case may be, or (y) 650,000 shares of common stock.
(G)    The Option exercise price and the share price threshholds for attainment of the stock price goals set forth in subsections (A) through (D) above shall be adjusted to take account of extraordinary dividends or other payments to stockholders, if any, as a result of the Asset Purchase Agreement consistent with Section 2.2 of the Equity Plan and the treatment of other holders of stock options under the Equity Plan or any other equity plan.
(iii)    Any portion of the Option that does not vest and become exercisable or is not otherwise exercisable pursuant to this Section 4(c) will not be exercisable and will be forfeited.
(d)    Cause. For purposes of this Section 4, except where otherwise provided in this Section 4, Cause means any or all of the following: (i)  failure to perform, to the reasonable satisfaction of the Company, Executive’s duties and/or responsibilities, as assigned or delegated by the Company; (ii) commission of a felony or crime of moral turpitude, including but not limited to embezzlement or fraud; (iii) material breach of the terms of Executive’s employment agreement, confidentiality and intellectual property agreement or any other agreement by and between Executive and the Company; (iv) commission of any act of dishonesty, misconduct or fraud in any way materially adversely impacting the Company, its clients, or its affiliates; (v) any misconduct which brings the

Company into disrepute, including conduct that injures or impairs the Company’s business prospects, reputation or standing in the community; (vi) violation of Company policies, including, without limitation, any violation of the Company’s Code of Conduct and Global Workforce Inclusion Policies; provided, however, that the Company shall allow Executive a reasonable opportunity (but not in excess of 10 calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (i), (iii), or (vi) above, if curable in the Company’s determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable. If Executive’s employment is terminated due to Executive’s resigning at the request of the Company, such termination shall be considered a termination other than for Cause.
5.    Non-disparagement. In addition to any other existing obligations regarding non-disparagement, for a period of two years from the date hereof (i) Executive shall not disparage the Company or its products, services, directors or officers with any written or oral statement and (ii) the Company will use its best efforts to ensure that the Company’s executive officers and its Board of Directors shall not disparage Executive, with any written or oral statement. Nothing in this section shall prohibit Executive or the Company or its executive officers from providing truthful information in response to a subpoena or other legal process.
6.    Conditions to Receipt of Severance. The receipt of any vesting or benefits payable upon a termination pursuant to Section 4 will be subject to Executive signing a release of claims in a form approved by the Company, which approval will not be unreasonably withheld (the “Release”) and satisfying all conditions to make the Release effective by no later than thirty (30) days after the Resignation Date (the “Release Deadline”), provided, however, that the Release does not release any of Executive’s rights to his compensation under this Agreement or his rights to indemnification or fiduciary insurance pursuant to the Company’s Certificate of Incorporation, Bylaws or other agreements with the Company.
7.    Indemnification. For the avoidance of doubt, Executive will continue to be covered by any indemnification agreement in place between Executive and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.
8.    Arbitration. Except for any claim for injunctive relief arising out of a breach of a Party’s obligations to protect the other’s proprietary information, the Parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other Party. The arbitrator’s decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.
9.    Complete and Voluntary Agreement. This Agreement amends Executive’s Employment Agreement and existing RSU and Option, and together with such agreements, constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and, except as expressly indicated herein, supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. In the event of a conflict between this Agreement and Executive’s Employment Agreement and existing RSU and Option, the provisions of this Agreement shall prevail (except as provided below). The payments and benefits pursuant to this Agreement are in satisfaction or in lieu of any payments or benefits otherwise payable to Executive under the Employment Agreement or any other severance benefit plan, offer letter, equity agreement or other agreement or arrangement, including any vesting provisions in your Employment Agreement or any equity agreements. Notwithstanding the foregoing, (i) if the Transaction does not close on or before May 8, 2020, this Agreement shall terminate and all prior agreements or arrangements shall remain in effect or be reinstated as if this Agreement was never in effect and (ii) Sections 7, 8, 10, 11 and 14 of the Employment Agreement shall remain in effect and shall not be superseded by this Agreement. Executive acknowledges that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Executive to execute the Agreement, and Executive acknowledges that Executive has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and is executing this Agreement voluntarily, free of any duress or coercion.
10.    Modification; Counterparts; Facsimile/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
11.    Taxes. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).
12.    Fees. The Company shall reimburse Executive’s reasonable legal and accounting fees related to the review and negotiation of this Agreement, including related tax matters not to exceed $30,000.
13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below:

EXECUTIVE	SYMANTEC CORPORATION
/s/ Richard S. Hill	/s/ Scott Taylor
Richard S. Hill	Scott Taylor, EVP General Counsel
August 30, 2019	August 30, 2019
Date	Date

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